Media Contact:
Dana M. Harris
Napster
310-281-5000
dana.harris@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER REPORTS $25.5 MILLION IN SECOND QUARTER SALES; LAUNCHES NAPSTER MOBILE WITH NUMBER ONE CARRIERS IN U.S. AND JAPAN

LOS ANGELES, Calif. - November 8, 2006 - Napster (Nasdaq: NAPS) today reported financial results for its fiscal second quarter ended September 30, 2006.

Net revenue for the second quarter of fiscal 2007 was $25.5 million, up 9% from $23.4 million in the second quarter of fiscal 2006. Excluding non-recurring items, revenue for the second quarter of fiscal 2007 was $24.9 million, up 17% from $21.3 million in the second quarter of fiscal 2006. Net loss for the second quarter of fiscal 2007 was $9.0 million, or $0.21 per basic and diluted share, compared to net loss of $13.6 million, or $0.32 per basic and diluted share, in the second quarter of fiscal 2006.

“We’re pleased to report that Napster.com’s unique visitation grew 42% in the second quarter, which provides us with the opportunity to continue to grow our new ad supported free music service and simultaneously deliver positive paid subscriber growth throughout the balance of our fiscal year,” said Chris Gorog, Napster’s chairman and chief executive officer. “We believe the dramatic growth projected for music-enabled cell phones will provide a very significant growth driver for Napster going forward. Our recent launches with Cingular and DoCoMo, two of the largest wireless carriers in the world, provide us with a great jump-start into the mobile market and will make Napster’s subscription service and mobile offerings available to over 100 million mobile customers. We look forward to continuing to aggressively expand the footprint for Napster Mobile and will be announcing additional carriers before the end of the year.”

Napster ended the second quarter with a total of $90.3 million of cash, cash equivalents and short-term investments. As of September 30, 2006, Napster’s total paid subscriber base was 518,000, including 31,000 university subscribers.

Business Outlook
“We project that revenues, including approximately $2 million of non-recurring revenue, will exceed $27 million in the December quarter.  Operating expenses are expected to be up sequentially based on seasonal marketing expenditures and promotional device bundles. Looking out on the balance of our fiscal year, we continue to expect solid double-digit annual revenue growth for fiscal 2007,” said Nand Gangwani, Napster’s chief financial officer.

Conference Call Information
The Napster second-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Wednesday, November 8, 2006. To participate on the live call, analysts and investors should dial 800-240-5318 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster
Napster (NASDAQ: NAPS) is committed to making great music experiences more accessible to all music fans. Napster.com gives web users the power to legally listen on-demand to a massive catalog of music from major and independent labels, wherever they are on the Web -- for FREE. The Napster music subscription service offers a premium experience that includes unlimited access to CD-quality music and advanced discovery, community and programming features in an advertising-free environment. Napster To Go subscribers also enjoy unlimited transfer of music to a compatible MP3 player. Napster Light, an a la carte download store, and Napster Mobile, a hosted music service featuring artist images, ring tones and full-length songs, round out the Napster digital music lineup. Napster is headquartered in Los Angeles with sales offices in Frankfurt and London. For more information, please visit www.napster.com.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to future revenue and operating expenses; growth of the free and paid music services, the growth of sales of music-enabled cellular phones and our relationships with wireless carriers are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; intense competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on November 8, 2006, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2006 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

NAPSTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of
	September 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$31,064	$46,812
Short-term investments	59,254	49,812
Foreign currency conversion in transit	—	7,545
Accounts receivable, net of allowance for doubtful accounts of $8 at September 30, 2006 and $7 at March 31, 2006	1,283	1,042
Prepaid expenses and other current assets	4,464	6,182
Total current assets	96,065	111,393
Property and equipment, net	5,768	7,012
Goodwill	34,658	34,658
Investment in unconsolidated entity	1,461	2,203
Other assets	226	275
Total assets	$138,178	$155,541

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,226	$3,279
Income taxes payable	4,244	4,139
Accrued liabilities	17,017	16,745
Deferred revenues	9,510	12,824
Total current liabilities	35,997	36,987
Long-term liabilities
Deferred income taxes	3,085	2,622
Other long-term liabilities	120	159
Total liabilities	39,202	39,768

Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 44,929 shares at September 30, 2006 and 43,826 shares at March 31, 2006	45	44
Additional paid-in capital	259,181	260,198
Deferred stock-based compensation	—	(2,934)
Accumulated deficit	(160,188)	(141,368)
Accumulated other comprehensive loss	(62)	(167)
Total stockholders' equity	98,976	115,773
Total liabilities and stockholders' equity	$138,178	$155,541

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Service	$25,359	$21,036	$53,406	$41,787
Product and license	101	2,343	170	2,593
Total revenue	25,460	23,379	53,576	44,380

Cost of revenues:
Service (1)	18,312	15,340	37,319	29,627
Product and license	214	2,947	329	3,065
Total cost of revenue	18,526	18,287	37,648	32,692

Gross margin	6,934	5,092	15,928	11,688

Service gross margin %	28%	27%	30%	29%
Product and license gross margin %	(112)%	(26)%	(94)%	(18)%
Gross margin %	27%	22%	30%	26%

Operating expenses:
Research and development (1)	2,297	3,216	5,234	6,411
Sales and marketing (1)	8,526	10,391	18,997	26,663
General and administrative (1)	5,712	4,791	11,700	10,987
Amortization of intangible assets	-	474	-	948
Total operating expenses	16,535	18,872	35,931	45,009

Loss from operations	(9,601)	(13,780)	(20,003)	(33,321)

Other income, net	1,227	451	2,408	331

Loss before income tax provision	(8,374)	(13,329)	(17,595)	(32,990)
Income tax provision	(290)	(283)	(557)	(548)
Loss from unconsolidated entity	(338)	-	(668)	-

Net loss	$(9,002)	$(13,612)	$(18,820)	$(33,538)

Basic and diluted net loss per share	$(0.21)	$(0.32)	$(0.44)	$(0.78)

Weighted average shares used in computing net loss per share
Basic and diluted	43,197	42,977	43,147	42,969

(1) Amounts reported include stock-based compensation expense as follows:
Cost of revenues	$6	$3	$16	$4
Research and development	181	72	368	95
Sales and marketing	115	29	258	38
General and administrative	677	190	1,311	286
	$979	$294	$1,953	$423